Exhibit 3.1

SECOND AMENDMENT TO THE SECOND AMENDED AND RESTATED BYLAWS

OF

CAPITAL TRUST, INC.

SECOND AMENDMENT to the Second Amended and Restated Bylaws as amended by the First Amendment to the Second Amended and Restated Bylaws (as so amended, the “Bylaws”) of Capital Trust, Inc. (the “Corporation”), adopted and approved by the Board of Directors of the Corporation as of September 27, 2012.

The last paragraph of Section 10 of Article II of the Bylaws is hereby amended and restated in its entirety as follows:

Notwithstanding any other provision of the charter of the Corporation or these Bylaws, Title 3, Subtitle 7 of the Corporations and Associations Article of the Annotated Code of Maryland (or any successor statute) shall not apply to: (a) any acquisition by Veqtor Finance Company, LLC, a Delaware limited liability company (“Veqtor”), or any affiliates thereof, of shares of stock of the Corporation, (b) any acquisition of shares of class A common stock, $0.01 par value per share, of the Corporation (the “Common Stock”), by W. R. Berkley Corporation, a Delaware corporation, or any of its controlled affiliates (collectively, “Berkley”), or (c) any acquisition of shares of Common Stock by Huskies Acquisition LLC, a Delaware limited liability company, or any person or entity that is an affiliate of Huskies Acquisition LLC as of September 27, 2012 (collectively, “Huskies”) or by The Blackstone Group L.P., a Delaware limited partnership, or any of its affiliates (collectively, “Blackstone”). This section may not be repealed, in whole or in part, with respect to any prior or subsequent control share acquisition of (i) Veqtor, or any affiliates thereof, without its prior written consent, (ii) Berkley, without its prior written consent or (iii) Huskies or Blackstone, without the prior written consent of Huskies or Blackstone, as applicable, unless the Purchase and Sale Agreement by and between the Corporation and Huskies Acquisition LLC, dated September 27, 2012, is terminated pursuant to Article 11 thereof.

IN WITNESS WHEREOF, the undersigned has executed this Second Amendment as of the date above first written.

CAPITAL TRUST, INC.

By:	/s/ Geoffrey G. Jervis
Name:	Geoffrey G. Jervis
Title:	Secretary